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                                                            EXHIBIT 10.29



                                               Monsanto
                                               ----------------------------
                                               Monsanto Company
RICHARD J. MAHONEY                             800 N. Lindbergh Boulevard
Chairman and                                   St. Louis, Missouri 63167
Chief Executive Officer                        Phone: (314) 694-3756






                                February 1, 1989





Dr. Philip Needleman
Monsanto Company
800 North Lindbergh Boulevard
St. Louis, Missouri 63167

Dear Philip:

It is my pleasure to advise you that the Executive Compensation and Development Committee of the Board ("ECDC") at its October 28, 1988 meeting, reviewed the retirement benefits which will be available to you under the Company's Salaried Employees' Pension Plan ("Pension Plan") and the Monsanto ERISA Parity Pension Plan. In recognition of the experience and expertise which you have brought to the Company, including 21 years of service with Washington University, and in recognition of your potential service with the Company, the ECDC has determined to award you, subject to certain conditions, a Supplemental Retirement Benefit equal to 14% of your "Average Total Earnings", as defined in the Pension Plan. Except as specifically provided below, the Supplemental Retirement Benefit will not be payable unless you accrue at least ten years of vesting service with Monsanto. Any optional payment form you elect under the Parity Pension Plan will also apply to the Supplemental Retirement Benefit, using the same actuarial factors as are used under the Pension Plan.

If you choose to do so, you may request deferral of your Supplemental Retirement Benefit if you make a timely request prior to retirement. The terms and conditions of this deferral option are described in Attachment A, which is hereby incorporated in this agreement.



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If you die while employed, and your wife survives you, she will be entitled to receive a survivor's benefit equal to 50% of this Supplemental Retirement Benefit. In addition, if your widow is not yet eligible for a survivor benefit under the Pension and Pension Parity Plans, she would receive from this Supplemental Retirement Benefit a 50% survivor benefit based on the actual benefit accrued to the date of your death under these Plans. Each of these survivor benefits will be subject to the normal reductions provided in the Pension Plans. Such survivor's benefits would be payable for the remainder of your wife's lifetime.

If you Terminate Employment with the Company after a Change of Control of the Company but before you attain ten years of Vesting Service, you will be entitled to a monthly Supplemental Retirement Benefit equal to 14% of your Average Total Earnings multiplied by a fraction, the numerator of which is your actual years of Vesting Service and the denominator of which is 10. The benefit will be payable to you commencing on the first day of the month following the later of your Termination or your attainment of age 55. Alternatively, you may elect to receive the actuarially commuted value of your Supplemental Retirement Benefit, or a portion thereof, in a single sum, in which case, the value of your Supplemental Retirement Benefit will be calculated by the Qualified Actuary for the Salaried Pension Plan who was serving as such immediately prior to the Change of Control using the actuarial assumptions applicab1e to the Plan. The amount so calculated by the Qualified Actuary will be paid to you in a single sum as soon as practicable after you Terminate Employment.

This Supplemental Retirement Benefit will, be separate from and in addition to any pension benefit which you are entitled to receive under the Company's Pension Plan.

This Supplemental Retirement Benefit is provided and continued at the sole discretion of the ECDC and may be terminated in whole or in part at any time for reasons such as, but not limited to, your subsequent employment with a chemical, pharmaceutical or other company in competition with Monsanto, or your engaging in activities deemed by the ECDC not to be in the best of interest of Monsanto. This Supplemental Retirement Benefit may not be assigned either by you or your spouse, and any attempted assignment, pledge or other transfer shall be void. If any court, agency, or other party orders or is otherwise successful in obtaining an order for transfer in whole or in part of the Supplemental Retirement Benefit, it shall thereupon be deemed automatically terminated in full.



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I am pleased to be able to offer this Supplemental Retirement Benefit on behalf of the Company. Please acknowledge your receipt and acceptance of this agreement by signing and returning one copy to my office.

                                      Very truly yours,

                                      MONSANTO COMPANY


                                      By /s/ Richard J. Mahoney
                                        ------------------------------
                                             Richard J. Mahoney
                                             Chairman and Chief
                                             Executive Officer

Received and Acknowledged:


/s/ Philip Needleman
----------------------------
Philip Needleman PhD.

Date: 2/1/89
     -------


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                                                            Attachment A
                                                                  2/1/89

                          PHILIP R. NEEDLEMAN
                SUPPLEMENTAL RETIREMENT BENEFIT AGREEMENT

Supplemental Retirement Benefit Deferral Option
-----------------------------------------------

You may request deferral of your Supplemental Retirement Benefit if you submit a timely request at least six months prior to retirement. The ECDC will consider your deferral request, and if it is approved, you will be permitted to defer payment of your Supplemental Retirement Benefit on the same terms and conditions as permitted under the ERISA Pension Parity Plan ("Parity Plan"). For this reason, the terms and conditions of the Parity Plan are incorporated by reference herein and made a part of this Agreement.

In making any request to defer the Supplemental Retirement Benefit under the Agreement, you may request that the Company measure the return on all or a portion of any deferred amount by the investment return on one or more participating funds in a related mutual fund group. The Company will consider your request, provided, among other things, that the mutual fund group meets certain criteria established by the Company, including diversification, liquidity, published valuation data, and exchange privileges among the funds participating within the group. The Company's decision as to whether it will follow your directed investment request will be final and binding and it may actually invest in the mutual fund, Interest on non-directed amounts will be credited in a manner authorized by the Company.

You may make up to four requests in any calendar year to make changes in the mutual fund group. If your directed investment request is approved by the Company, you will assume full risk on the portion of your deferred amounts subject to your request. The Company's approval of your request should in no way be considered to be the Company's endorsement of the particular mutual fund, the mutual fund group, or the appropriateness of the investment decision. The Company in no way will guarantee investment return. Investment return will be measured on a "net" basis; that is, the gross investment return will be reduced by any sales or redemption charges of any type imposed by the mutual fund.

In acknowledging acceptance of this Agreement, you specifically acknowledge and agree that the Company will in no way be responsible for the investment return on any directed Investment, that the Company in no way guarantees any performance on any such amounts, that you will have consulted with your personal financial or tax advisors and that the Company is in no way responsible for financial or other consequences resulting from any directed investment, and that the amount of the Supplemental Retirement Benefit payable to you or your beneficiary under this Agreement at the end of any deferral period will be directly affected by the investment performance of any directed investment. You further acknowledge and agree that the terms of this Agreement, and any directed investment made by you, will be binding on you, your estate, heirs, and beneficiaries, and you agree to indemnify and hold the Company, its directors, officers and employees, harmless from any claims or litigation.


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                                           Monsanto
                                           -----------------------------
                                           Monsanto Company
ROBERT L. BERRA                            800 N. Lindbergh Boulevard
Senior Vice President, Administration      St. Louis, Missouri 63167
                                           Phone: (314) 694-3756




                             June 12, 1989




Dr. Philip Needleman
Monsanto Company
800 North Lindbergh Boulevard
St. Louis, MC 63167

Dear Philip:

As you know, on February 1, 1989, you entered into an agreement
("Agreement") with the Company under which the Company awarded you, subject to certain conditions, a Supplemental Retirement Benefit.

The Agreement provides that your Supplemental Retirement Benefit is provided and continued at the sole discretion of the Executive Compensation and Development Committee ("ECDC") and may be terminated in whole or in part at any time for reasons such as, but not limited to, your subsequent employment with a chemical, pharmaceutical or other company in competition with Monsanto or your engaging in activities deemed by the ECDC not to be in the best interests of Monsanto.

The ECDC has decided that in order to minimize any distractions that could be caused by the personal uncertainties and risks created by a change of control proposal, it is in the Company's best interest to amend the Agreement by this addendum ("Addendum") to provide that upon a Change of Control of the Company, your Supplemental Retirement Benefit shall be fully vested and not subject to divestment for any reason by the ECDC or its successor, the Board of Directors of Monsanto or Monsanto's successor, or by any other person, committee, corporation or other legal entity. The term "Change of Control" has the same meaning as it does in your Key Executive Employment Agreement. This Addendum incorporates the terms of the Agreement which shall remain in full force and effect, except to the extent specifically modified hereby.



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On behalf of the Company, I am pleased to be able to inform you of this
Addendum authorized by the ECDC. Please acknowledge your acceptance of the terms of the Addendum by signing both copies of this letter and returning one copy to me.

                                  Sincerely,

                                  MONSANTO COMPANY


                                  /s/ R.L. Berra
                                  ---------------------------------
                                  Senior Vice President


ACKNOWLEDGED AND AGREED:


/s/ Philip Needleman
--------------------------------
Philip Needleman, Ph.D.